Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261323
PROSPECTUS SUPPLEMENT NO. 9
(to Prospectus dated December 6, 2021)

Navitas Semiconductor Corporation
Up to 87,007,757 Shares of Class A Common Stock
Up to 4,741,667 Warrants

This prospectus supplement no. 9 amends and supplements the prospectus dated December 6, 2021, as supplemented by Prospectus Supplement No. 1, dated February 1, 2022, Prospectus Supplement No. 2, dated February 4, 2022, Prospectus Supplement No. 3, dated February 22, 2022, Prospectus Supplement No. 4, dated March 31, 2022, Prospectus Supplement No. 5, dated May 2, 2022, Prospectus Supplement No. 6, dated May 16, 2022, Prospectus Supplement No. 7, dated May 26, 2022, and Prospectus Supplement No. 8, dated August 15, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333‑261323). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our amendment no. 1 to current report on Form 8-K/A, filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 31, 2022 (the “Form 8-K/A”). Accordingly, we have attached the Form 8-K/A to this prospectus supplement.

The Prospectus and this prospectus supplement relate to: (1) the issuance by us of up to 13,100,000 shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $11.50 per share of Common Stock, including the Public Warrants and the Private Placement Warrants (each as defined in the Prospectus); and (2) the offer and sale, from time to time, by the selling securityholders identified in the Prospectus, or their permitted transferees, of (i) up to 87,007,757 shares of Common Stock, (ii) up to 4,666,667 Private Placement Warrants and (iii) up to 75,000 Public Warrants held by certain of our directors and their affiliates.

The Common Stock is listed on The Nasdaq Stock Market LLC under the symbol “NVTS.” On October 28, 2022, the last reported sales price of the Common Stock was $4.24 per share. We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Investing in our securities involves risks that are described in the section entitled “Risk Factors” beginning on page 6 of, and elsewhere in, the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 31, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2022

Navitas Semiconductor Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-39755	85-2560226
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

3520 Challenger Street,	Torrance,	California	90503-1640
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (844) 654-2642

2101 E. El Segundo Blvd., Suite 205,	El Segundo,	California	90245
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

    ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	NVTS	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This amendment no. 1 on Form 8-K/A is being filed by Navitas Semiconductor Corporation (“Navitas” or the “Company”) to amend its current report on Form 8-K filed on August 15, 2022. As reported in the initial Form 8-K, Navitas completed its acquisition (the “Acquisition”) of GeneSiC Semiconductor Inc., a Delaware corporation (“GeneSiC”), on August 15, 2022. The financial statements required by Item 9.01(a) and (b) of Form 8‑K in connection with the Acquisition were not included in the initial report. Rather, as permitted by the instructions to Item 9.01, Navitas is filing this amendment to include the required financial statements and pro forma financial information. Except as so amended, all of the information in the initial current report on Form 8-K (including exhibits) is unchanged. Also, except as specifically described herein, this amendment does not describe events occurring after our filing of the initial Form 8‑K, or modify or update disclosures in the initial Form 8-K (including exhibits) affected by such subsequent events. This amendment should be read in conjunction with the initial Form 8-K and our other SEC filings.

Item 9.01. Financial Statements and Exhibits.

(a)    Financial Statements of Business Acquired

The historical audited balance sheets of GeneSiC as of December 31, 2021 and 2020 and the related audited statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes thereto, and the independent auditor’s report, are filed as Exhibit 99.1 to this Form 8-K/A.

The unaudited condensed balance sheets of GeneSiC as of June 30, 2022 and December 31, 2021 and the related unaudited statements of operations, stockholders’ equity, and cash flows for the six months ended June 30, 2022, and the related notes thereto are filed as Exhibit 99.2 to this Form 8-K/A.

(b)   Pro Forma Financial Information

The following unaudited pro forma financial information for the Company is filed as Exhibit 99.3 to this Form 8‑K/A:

•Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2022;
•Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2022;
•Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021; and
•Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Cautionary Language Concerning Forward-Looking Statements

The pro forma financial information in Exhibit 99.2 contains forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial progress and future financial performance of the Company as well as the Acquisition. This pro forma financial information contains forward-looking statements that are based upon management’s current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding our current product offerings and marketing efforts, and the financial impact of the Acquisition. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by these forward-looking statements. Other risks relating to the Company’s business, including risks that could cause results to differ materially from those projected in such forward-looking statements, are provided in the Company’s annual report on Form 10-K for the year ended December 31, 2021, subsequent quarterly reports on Form 10-Q, especially under the heading “Risk Factors.” The forward-looking statements in this Form 8-K/A speak only as of this date, and the Company disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

(d)         Exhibits

The following exhibits are filed as part of this amendment no. 1 on Form 8-K/A:

Exhibit Number	Description
23.1	Consent of CohnReznick LLP
99.1	Audited financial statements of GeneSiC Semiconductor Inc. for the years ended December 31, 2021 and 2020
99.2	Unaudited condensed financial statements of GeneSiC Semiconductor Inc. as of and for the six months ended June 30, 2022
99.3	Unaudited pro forma condensed combined financial information for Navitas
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVITAS SEMICONDUCTOR CORPORATION
Dated: October 31, 2022
	By:	/s/ Gene Sheridan
Gene Sheridan
President and Chief Executive Officer